Ceasing Control of Credit Suisse Commodity Return Strategy Fund I

As of April 30, 2014, NFSC owned 59,665,283 shares of the Fund, which represented less than 25% of the outstanding shares. As of April 30, 2015 No shareholder owed more than 25% of the Fund.
Accordingly, No Shareholder is considered controlling person of the Fund.



Obtaining Control of Credit Suisse Commodity Return Strategy Fund A

As of April 30, 2014, Pershing owned 4,560,936 shares of the Fund, which represented less than 25% of the outstanding shares. As of April 30, 2015 Charles Schwab owned 9,106,889 shares of the Fund which represented 32.70% of the Fund. Accordingly, Charles Schwab has become a controlling person of the Fund.


Obtaining Control of Credit Suisse Commodity Return Strategy Fund C

As of April 30, 2014, Merrill Lynch ("Shareholder") owned 1,248,434 shares of the Fund, which represented 46.38% of the outstanding shares
of the Fund.   As of April 30, 2015 Shareholder owned 775,821 shares
which represents 38.20% of the Fund.   Accordingly, Shareholder
continues to be a controlling person of the Fund.